Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Information Contact:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
American Power Group Receives $1.5 Million Order From Cudd Energy Services
For Hydraulic Fracturing Installation In the Marcellus Shale Region
Lynnfield, MA - January 22, 2013 - American Power Group Corporation (OTCQB: APGI) announced today that its subsidiary, American Power Group, Inc. (“APG”) has received purchase orders totaling $1.5 million from Cudd Energy Services to upgrade and convert diesel pumps used for hydraulic fracturing to APG's Turbocharged Natural Gas™ Dual Fuel System. APG will provide full turnkey installation including engineering services under an EPA Test Exemption while completing the EPA Memo 1A Testing and Compliance process, similar to the procedure APG completed in June 2012 for a different high-horsepower non-road compression ignition engine family. APG expects the installations to be completed during the next two calendar quarters in conjunction with the scheduled completion of the Memo 1A Testing.
Cudd Energy Services (www.cudd.com), a subsidiary of RPC Inc., is an oilfield service company offering a broad range of technical and specialized oilfield services to companies engaged in the exploration and production of oil and natural gas worldwide.
Prometheus Energy (www.prometheusenergy.com) will manage the onsite supply of liquefied natural gas (LNG) as the primary natural gas fuel source. Prometheus Energy provides turnkey fuel solutions that enable oilfield and other industrial users of diesel and other crude-derived fuels to use secure domestic LNG, reducing fuel cost and emissions.
The company is vertically integrated from LNG production, distribution and logistics to onsite storage and vaporization.
Lyle Jensen, CEO of American Power Group stated, “We are extremely pleased that Cudd Energy Services has selected APG's dual fuel technology for the conversion of a hydraulic fracturing rig in the Marcellus Shale region. This marks our first full hydraulic fracturing rig conversion and our third major customer installation this year in the Marcellus Shale. APG's dual fuel system gives the oil and gas service contractor the maximum flexibility to utilize either liquefied natural gas (LNG), compressed natural gas (CNG), pipeline gas, or qualified well-head gas as a natural gas fuel source to displace diesel for a significant net fuel savings and lower emissions. We are now seeing a dramatic increase in interest across the industry for the use of APG's dual fuel conversion technology in both drilling and hydraulic fracturing applications.”
Mr. Jensen further added, “This installation will include our newly developed 'Over Pressure Protection System', a combined hardware and software solution designed to ensure the safe and reliable use of natural gas when variations in gas pressure occur. We believe that APG delivers the most sophisticated dual fuel solution at the lowest total cost of ownership in the industry.”

About American Power Group Corporation
American Power Group's alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers' specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.